Exhibit 99.2

For release: July 1, 2013, 11:45 p.m. EDT	Contact:	Mark Rittenbaum, Investor Relations
Jack Isselmann, Public Relations
Ph: (503) 684-7000

Greenbrier announces facilities reductions and leadership changes in Wheels, Repair & Parts segment

~ Actions designed to enhance margins and improve capital efficiencies ~

~ Rick Turner returns to lead wheels & strategic execution ~

~William Glenn to lead repair and parts ~

~ Actions expected to return at least $25 million of capital by December 31, 2013 ~

~ Facilities reductions to eliminate segment gross margin drag of 100 basis points ~

~ Non-cash goodwill impairment in this segment taken in fiscal third quarter ~

Lake Oswego, Oregon, July 1, 2013 – The Greenbrier Companies, Inc. (NYSE:GBX) today took a further step in its multi-step plan to enhance margins and improve capital efficiency by addressing inadequate margins and returns on invested capital in its Wheels, Repair & Parts segment. Greenbrier will sell or close eight of its 38 Wheels, Repair & Parts facilities. The Company is also implementing initiatives to improve profitability and reduce capital employed at another six facilities which are currently underperforming. Greenbrier expects to realize a minimum return of capital of $25 million by December 31, 2013 as a result of the actions announced today. Additionally, Greenbrier has appointed two new co-leaders for its Wheels, Repair & Parts segment effective with the June 30th retirement of Timothy A. Stuckey, 62, as president of Greenbrier Rail Services. Stuckey has served in various leadership roles in his 26-year career with Greenbrier, and has led the Wheels, Repair & Parts segment since 1999.

The eight facilities that will be sold or closed are either non-core or otherwise underperforming. The six facilities that are identified for improvement will pursue margin enhancements through a combination of operational improvements and commercial initiatives including the negotiation of more balanced commercial terms with business partners. Additionally these six operations, along with all facilities in the Wheels, Repair & Parts segment, will be expected to meet increased targets for return on invested capital. If the expected improvement at these six facilities does not occur, those operations not measuring up will also be sold or closed.

“We have completed an in-depth review of each location in our entire 38 shop network to determine the actions announced today. The 14 facilities that have been identified for improvement, sale or closure employ nearly 600 people, with annual revenue of about $105 million and capital employed of approximately $55 million. The sale or closure of the eight identified facilities will eliminate a drag on segment gross margin of about 100 basis points, and Company-wide gross margin of about 30 basis points. We expect substantial margin growth at the operations we intend to improve and retain. Where substantial and targeted margin improvement is not attainable by the end of this calendar year, we will pursue further reductions in our capital employed in this business through the sale or closing of underperforming operations,” said William A. Furman, President and CEO.

In connection with actions announced today, the Company anticipates it will incur pre-tax restructuring charges of about $3.0 – 5.0 million over the next 2 – 3 quarters. In the Company’s third quarter ended May 31, 2013, the Company took a $76.9 million pre-tax, non-cash goodwill impairment charge relating to its Wheels, Repair & Parts segment.

Greenbrier also announced that management of the Wheels, Repair & Parts segment will be co-led by two industry veterans, William Glenn and Rick Turner. Both executives will report to Furman. Stuckey will remain with Greenbrier as a consultant for the next year to aid the transition to new leadership and to assist with selected industry assignments.

“Greenbrier appreciates Tim’s dedication throughout his tenure with us. Since joining Greenbrier in 1987, Tim has been integral to our organization in multiple key assignments. I appreciate Tim’s assistance with the new leaders of the Wheels, Repair & Parts segment as we enter a critical new phase for this business,” Furman stated. “Tim helped create our Wheels, Repair & Parts business and guided these operations from inception into a period of remarkable expansion. We thank him for his contributions to Greenbrier’s growth and diversification.”

Glenn, who joined the Company in 2007, will be responsible for the repair and parts operations in the Wheels, Repair & Parts segment. He will also continue to serve as Greenbrier’s Senior Vice President and Chief Commercial Officer, a position he has held since 2009, and maintain his responsibilities for Greenbrier Europe, the Company’s European manufacturing operations.

Turner rejoins the Company as Senior Vice President, Wheels and Strategic Execution and will be responsible for wheels operations in the Wheels, Repair & Parts segment as well as strategic execution and operational oversight throughout the entire segment. Turner led Greenbrier’s wheels business from 2006 – 2010, after Greenbrier’s acquisition of wheels provider Meridian Rail in 2006. Turner brings nearly two decades of operations experience in the transportation services industry to his current assignment at Greenbrier, including extensive work in the wheels business since 1995.

“I am pleased to welcome Rick back to Greenbrier. His leadership skills and broad range of experience in the wheels business will be a valuable resource for us as we execute our strategic initiatives and improve operational performance,” Furman said. “I also appreciate that William will add management of repair and parts to his current responsibilities. Further alignment of repair and parts with our commercial team will allow us to more fully realize the intrinsic benefits of Greenbrier’s integrated business model.”

In addition to each executive’s designated oversight duties, together, Turner and Glenn will develop a comprehensive rail services strategy that will serve Greenbrier’s integrated business model. Turner will bring his operating experience to bear on strategy for the entire Wheels, Repair & Parts segment, while Glenn’s knowledge of the commercial environment for freight rail products will also inform strategy for the whole segment.

“I fully expect that collectively Rick will utilize his strong operations background and William will rely on his commercial expertise in the railcar market to together identify synergistic opportunities in the freight railcar aftermarket that maximize the unique capabilities of Greenbrier’s integrated business model,” Furman said.

“In April, we committed to enhance return on invested capital and shareholder value through a series of initiatives designed to increase aggregate gross margin by at least 200 basis points and reduce capital employed by at least $100 million by the end of our fiscal 2014,” Furman concluded. “Across the Company we are focused on the strategic initiatives we have identified and believe our efforts are on track to produce the gross margin improvement and enhancements to return on invested capital that we committed to achieve. Specifically, we intend to liberate a minimum of $100 million of capital. At least $25 million of capital will be generated from the sale, closure, or improvement of underperforming rail services operations, as announced today, adding to capital freed from the previously announced sale of our rolling bearing assets earlier this year. An additional $25 million will result from working capital improvements primarily in our manufacturing operations, and at least $50 million from refining our leasing model to take leasing assets and debt off the balance sheet. We are gaining traction on this $100 million goal and accelerating the timeline for achieving it to February 28, 2014.”

Additional details on Greenbrier’s performance and business outlook are contained in the Company’s reported results for its third quarter ended May 31, 2013 also issued today.

Conference Call

Greenbrier will host a teleconference to discuss the restructuring and reorganization in its Wheels, Repair & Parts segment and its third quarter results. In conjunction with this news release and the news release detailing the Company’s reported results for its third quarter ended May 31, 2013, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	July 2, 2013

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a webcast replay will be available for 30 days. Telephone replay will be available through July 20, 2013, at 203-369-0134.

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 36 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,400 railcars, and performs management services for approximately 228,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “initiatives,” “targets,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as required by law, we do not assume any obligation to update any forward-looking statements.

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